Form 10-K, Exhibit 13
period 2004-09-30
CRUSADE GLOBAL TRUST NO 1 OF 2004
filed 2004-12-15
CIK 1286553

EXHIBIT 13.1

                               Noteholders Report
                        Crusade Global Trust No.1 of 2004
          Aggregate Totals For Fiscal Year 26 Feb 2004 to 30 Sept 2004



Notes
--------------------------------------------------------------------------------
                  FV Outstanding (USD)    Bond Factor as at    Coupon Rate as at
                  as at Sept 30, 2004       Sept 30, 2004        Sept 30, 2004
                  -------------------       -------------        -------------
Class A-1 Notes     878,640,869.10            87.864087%           1.29188%

                  FV Outstanding (AUD)    Bond Factor as at    Coupon Rate as at
                  as at Sept 30, 2004       Sept 30, 2004        Sept 30, 2004
                  -------------------       -------------        -------------
Class A-2 Notes     615,048,608.37            87.864087%           5.8233%
Class B Notes        30,100,000.00           100.000000%           6.2333%
Class C Notes         4,600,000.00           100.000000%           6.4333%


Notes
--------------------------------------------------------------------------------
                      Interest Payments    Principal Distribution   Charge Offs
                            (USD)                  (USD)               (USD)
                      -----------------    ----------------------   -----------
Class A-1 Notes          4,894,044.01          121,359,130.89          0.00

                      Interest Payments    Principal Distribution   Charge Offs
                            (AUD)                  (AUD)               (AUD)
                      -----------------    ----------------------   -----------
Class A-2 Notes        15,415,840.13           84,951,391.63           0.00
Class B Notes             725,620.54                    0.00           0.00
Class C Notes             114,446.15                    0.00           0.00


Principal Collections Information in AUD

Scheduled Principal Payments                                       17,535,338.55
Unscheduled Principal Payments                                    237,595,330.62
Redraws                                                            17,105,507.52

Principal Collections                                             238,025,161.65


Total Available Principal in AUD

Principal Collections                                             238,025,161.65
Principal Charge Offs                                                       0.00
Principal Draw                                                     -3,996,039.03
Reimbursement of Principal Draw                                     3,192,194.85

Total Available Principal                                         237,221,317.47
Outstanding Principal Draws                                           803,844.18

Principal Distributed                                             237,221,317.47
Principal Retained                                                          0.00


Total Available Funds in AUD

Available Income                                                   55,712,050.93
Principal Draw                                                      3,996,039.03
Reimbursement of Principal Draw                                    -3,192,194.85
Liquidity Draw                                                              0.00

Total Available Funds                                              56,515,895.11


Redraw & Liquidity Facilities in AUD

Redraw Shortfall                                                            0.00
Redraw Carryover Charge Offs                                                0.00

Liquidity Draw                                                              0.00
Liquidity Shortfall                                                         0.00