Form 10-K, Exhibit 13
period 2005-09-30
CRUSADE GLOBAL TRUST NO 1 OF 2004
filed 2005-12-28
CIK 1286553

EXHIBIT 13.1

Noteholders Report

Crusade Global Trust No. 1 of 2004

Aggregate Totals For Fiscal Year 1 Oct 2004 to 30 Sep 2005

Notes

	FV Outstanding (USD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A1 Notes	603,169,207.54	60.316921%	3.75875%
	FV Outstanding (AUD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A2 Notes	422,218,445.27	60.316921%	5.9317%
Class B Notes	30,100,000.00	100.000000%	6.3417%
Class C Notes	4,600,000.00	100.000000%	6.5417%

Notes

	Interest Payments (USD)	Principal Distribution (USD)	Charge Offs (USD)
Class A1 Notes	19,066,604.27	275,471,661.56	0.00
	Interest Payments (AUD)	Principal Distribution (AUD)	Charge Offs (AUD)
Class A2 Notes	30,986,858.18	192,830,163.10	0.00
Class B Notes	1,873,394.15	0.00	0.00
Class C Notes	295,549.85	0.00	0.00

Principal Collections Information in AUD

Scheduled Principal Payments	36,155,945.26
Unscheduled Principal Payments	529,333,104.93
Redraws	27,827,020.40

Principal Collections	537,662,029.79

Total Available Principal in AUD

Principal Collections	537,662,029.79
Principal Charge Offs	0.00
Principal Draw	0.00
Reimbursement of Principal Draw	803,844.18

Total Available Principal	538,465,873.97
Outstanding Principal Draws	0.00

Principal Distributed	538,465,873.97
Principal Retained	0.00

Total Available Funds in AUD

Available Income	107,378,931.61
Principal Draw	0.00
Reimbursement of Principal Draw	803,844.18
Liquidity Draw	0.00

Total Available Funds	107,378,931.61

Redraw & Liquidity Facilities in AUD

Redraw Shortfall	0.00
Redraw Carryover Charge Offs	0.00

Liquidity Draw	0.00
Liquidity Shortfall	0.00